Exhibit 10.4(f)

Executive Severance Policy	Region/Country:	United States
	Effective Date:	February 18, 2025
	Supersedes:	Executive Severance Policy
	Dated:	May 24, 2022
Scope
Conduent Business Services, LLC and its subsidiaries provide this policy as a guide for level C11, C12 and CXL associates. This policy applies to all C11, C12 and CXL associates of Conduent Business Services, LLC and its subsidiaries and any reference hereafter to “Conduent” or the “Company” is a reference to Conduent Business Services, LLC and its subsidiaries. This policy applies to US based associates only.

Summary
The policy covers the terms and conditions for payment of severance to associates meeting the eligibility requirements contained in this Policy. This Policy only applies to associates who are impacted by a Reduction in Force or are otherwise involuntarily terminated by the Company without Cause, and at the time of separation are in job grade level C11, C12 or CXL.

Definitions
Reduction in Force: As determined in the sole and absolute discretion of the Company, the elimination of one or more job positions resulting in the separation of employment of one or more associates.

Cause: As determined in the sole and absolute discretion of the Company, the associate has:

i.engaged in misconduct or a dereliction of duty resulting in either a violation of applicable law or Company policy or procedures, that, in either case, causes significant financial or reputational harm to the Company, or a subordinate of the associate has engaged in misconduct or a gross dereliction of duty described above and the associate unreasonably failed to manage or monitor the applicable conduct or risk;
ii.engaged in conduct that involves an immoral act which is reasonably likely to impair the reputation of the Company;
iii.committed, or was indicted for (A) a felony or any crime involving fraud, embezzlement or dishonesty, or (B) was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law;
iv.violated any securities or employment laws or regulations that in either case resulted in financial or reputational harm to the Company;
v.breached the Company’s employment or ethics policies applicable to the associate or any agreement between the associate and the Company (including, without limitation, non-competition, non-solicitation, confidentiality, ownership of works, cooperation, or similar agreements);
vi.embezzled or misappropriated any property of the Company or committed any act involving fraud or willful dishonesty in the performance of the associate’s duties;

Exhibit 10.4(f)
vii.during employment with the Company, refused or failed to obey or comply with the lawful directions of the Company’s Board of Directors or Executive Officers or of the associate's superiors, in each case acting within the scope of their authority; or
viii.used any controlled substance without a prescription, or alcohol, in a manner which either adversely affects the associate’s job performance or otherwise impairs the reputation of the Company.

Eligible Associate: A C11, C12 or CXL level associate who meets all the criteria to receive severance under this Policy

Release: A written document generally referred to as a Separation Agreement & General Release in a form and containing such terms as conditions as may be acceptable to Conduent, in its sole discretion.

Week of Base Pay: An amount equal to the Eligible Associate’s base weekly salary on the last day of active employment. It does not include any bonuses, equity grants, commissions, or other types of compensation other than base salary.

Policy

I.    Eligibility

To be eligible to receive severance under this Policy, an associate must be a regular, full time, US associate excluding Puerto Rico and the Virgin Islands. The associate must be regularly assigned to work within the United States.

Determination of eligibility under this Policy will be made exclusively by the Company, in its sole and absolute discretion.

An Eligible Associate must also meet all the following requirements:
•the associate must be on the active payroll of Conduent and in a position graded as a job grade level C11, C12 or CXL or on an approved leave of absence; and
•the associate’s termination occurs solely as a result of either a Reduction in Force or an involuntary termination by the Company without Cause; and
•the associate is not offered other comparable employment (or fails to apply for a specifically offered comparable position), with (1) Conduent, or any of its parents, subsidiaries or affiliates, (2) a successor or parent of Conduent or one of their subsidiaries or affiliates, (3) a purchaser of some or all of the assets of Conduent, or any of its parents, subsidiaries or affiliates, or (4) a competitor or service provider assuming responsibility under a contract previously managed by Conduent; and
•the associate is not otherwise eligible for severance upon termination of employment through Conduent, a successor, or purchaser; and
•the associate continues employment until the last day of active employment designated by the Company, as such date may be extended by the Company from time to time in its sole discretion; and

Exhibit 10.4(f)
•during the period from the date the associate receives notice of termination until the last day of active employment, their performance and conduct are in accordance with all policies and procedures of the Company and are otherwise satisfactory to the Company; and
•the associate timely executes and does not revoke a Separation Agreement & General Release (“Release”) in accordance with the terms stated therein; and
•the associate fulfills all their obligations to Conduent and its parents, subsidiaries, and affiliates with respect to confidential information, inventions, return of Company property, non-competition, restrictive covenants and the like and with respect to such other obligations as may from time to time be required by the Company. Each associate is expected to act professionally and extend their cooperation to their manager and to those who may be assuming duties.

II    Benefits Under this Policy

If a CXL Grade Level Eligible Associate executes a Release in a form acceptable to the Company no later than forty-five (45) days following receipt by the CXL Grade Level Eligible Associate of the Release for review and consideration, the CXL Grade Level Eligible Associate will receive salary continuation for fifty-two (52) weeks, less all applicable payroll taxes and any other authorized deductions, beginning sixty (60) days following the associate’s separation from service. A CXL Grade Level Eligible Associate will also continue to receive certain benefits for fifty-two (52) weeks beyond their last day of active employment, subject to the continued Eligible Associate’s benefit premium contributions that were in effect for the Eligible Associate on their last day of active employment. For CXL Grade Level associates, the change from active employment status to an inactive status for fifty-two (52) weeks to facilitate the provision of salary and benefit continuance under this Policy is not a Qualifying Life Status Event that would allow the Eligible Associate to make any changes to their benefit elections. Benefits continuation for purposes of this Policy does not include any of the following:
•Short-term Disability
•Long-term Disability
•Savings Plan 401(k)
If a C11 or C12 Grade Level Eligible Associate executes a Release in a form acceptable to the Company no later than forty-five (45) days following the receipt by the C11 or C12 Grade Level Eligible Associate of the Release for review and consideration, the C11 or C12 Grade Level Eligible Associate will receive a one-time, lump sum payment equal to twenty-six (26) Weeks of Base Pay, less all applicable payroll taxes and any other authorized deductions, payable sixty (60) days following the associate’s separation from service. A C11 or C12 Grade Level Eligible Associate will not continue to receive any benefits beyond their last day of active employment.

Payments made pursuant to this Policy and any Release shall be deemed wages in lieu of notice during the applicable benefit year in the event the Eligible Associate files a claim for unemployment benefits and will be made in accordance with the provisions contained in the Release. In no event will any severance payment or benefit be made or provided to an Eligible Associate whose Release

Exhibit 10.4(f)
is received by the Company after the expiration of the forty-five (45) day period after receipt described above.

The following events will exclude an associate from receiving severance benefits (including, but not limited to, salary and benefit continuation or a lump sum payment (whichever would be applicable based on their job grade level) under this Policy:
•The associate resigns, retires or otherwise voluntarily leaves their employment with the Company; or
•the associate’s employment is terminated by Conduent for Cause; or
•the associate’s employment ends as a result of death or failure to return from a leave of absence; or
•the associate is offered a comparable position (or fails to apply for a specifically offered comparable open position) with Conduent, one of its parents, subsidiaries or affiliates, a successor company, purchaser, competitor, or another service provider at the time of the elimination of the associate’s position; or
•the associate is entitled to severance through Conduent, a successor, or purchaser pursuant to a written agreement, commitment or understanding or mandated by applicable laws or regulations; or
•the associate elects not to execute the Release or, having executed the Release, revokes it in a timely manner thereafter; or
•the associate is on long term disability as determined by the Conduent long term disability administrator on the last day of active employment.

Any CXL Grade Level Eligible Associate who obtains other employment with an unrelated third party during the salary and benefit continuance period, will continue to receive salary and benefit continuance payments through the end of the scheduled salary and benefits continuance period, except, however, the payment of such salary and benefits continuance may be discontinued, and any outstanding salary and benefit continuance payments may be forfeited, if the associate fails to comply with any post-employment obligation (e.g., non-disclosure/use of confidential information, non-compete/non or non-solicitation restrictions, etc.). CXL Grade Level Eligible Associates are not permitted or entitled to receive a lump sum payment in lieu of receiving all or any portion of the salary and benefits continuation provided in this Policy. The CXL Grade Level Eligible Associate will be formally separated from Conduent on the last day of the fifty-two (52) week period immediately following the last day of active employment. If an Eligible Associate chooses to end salary and benefit continuance and separate from Conduent, the Eligible Associate will no longer be eligible for salary and benefit continuance. A CXL Grade Level associate who obtains other benefit coverage during salary and benefits continuance may, but is not required to, cancel benefit coverage provided through Conduent.

III.    Status of Other Benefits

Unless required by applicable law, Conduent does not accrue or pay out flexible vacation time or floating holidays to C11, C12 or CXL associates. Conduent also does not pay out any accrued but unused sick at the time at termination to C11, C12 or CXL associates.

Exhibit 10.4(f)

Associates should refer to their specific bonus plan documentation to determine their eligibility or treatment upon termination due to a Reduction in Force or an involuntary termination without Cause.

IV.    For Long-Term Incentive Plan (LTIP) vesting purposes, CXL associates will continue to vest during the fifty-two (52) weeks they receive salary and benefit continuation and C12 associates will be deemed to vest during the twenty-six (26) weeks immediately following their termination date. In accordance with the terms and conditions of the LTIP, C12s and CXLs will only get vesting credit for full calendar months.

V.    Disability

Eligibility for short- and long-term disability benefits ends on the last day of active employment. If an associate becomes disabled after receiving a notice of termination under this Policy, the associate remains eligible to apply for disability benefits under the same terms and conditions as before receiving a notice of termination. If an associate files for disability, severance benefits, including salary and benefits continuance or lump sum payments will begin or be paid after the associate is no longer eligible to receive short term-disability benefits and provided the other eligibility requirements set forth in this Policy are met.

If a CXL Grade Level associate becomes disabled during salary continuance and receives disability income from another source (e.g., state statutory plan, worker's compensation, no-fault insurance), their salary continuance payments will be reduced by an amount equal to any disability income. If an associate is on short-term disability at the time they’re identified for termination under this Policy, the salary continuance period or lump sum payment will be paid after the associate is no longer eligible to receive short term disability benefits and provided the other eligibility requirement set forth in this Policy are met. For associates who receive notice of termination under this Policy while on disability, the notice will be deemed to run while they are out on disability.
Associates on Conduent long term disability as determined by the Conduent long term disability administrator on the last day of active employment are not eligible to receive severance under this Policy.

VI.    Employment at Will

Nothing in this Policy shall be deemed to alter the at will employment relationship between Conduent and its associates. The Conduent general policy concerning separation of associates is in accord with the traditional legal principle of “employment at will” and the other principles governing separation of all associates.

Exhibit 10.4(f)
VII.    Miscellaneous

This Policy is intended to be exempt from or comply with section 409A of the Internal Revenue Code (the “Code”) and the Treasury Regulations thereunder, and shall be construed in accordance with such intention to avoid any adverse tax consequence. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. The phrases “termination of employment” and similar phrases shall mean a “separation from service” as defined under Treasury Regulation section 1.409A-1(h). To the extent the Company determines that an associate would be subject to adverse tax consequences under section 409A of the Code as a result of any provision of this Policy, such provision shall be deemed amended to the minimum extent necessary to avoid application of such adverse tax consequences. In the event any portion of the benefits hereunder are subject to Section 409A, if an associate is at the time of the associate’s separation from service a “specified employee” for purposes of Section 409A and to the extent delayed commencement of any portion of the payments to which the associate is entitled under this Policy is required in order to avoid subjecting the associate to additional tax or interest (or both) under Section 409A, then any such payment shall not be provided to the associate prior to the expiration of the six month period measured from the date of the separation from service.

Exceptions

Within the boundaries of each policy there may be ‘allowable’ exceptions, and where this is the case the policy owner (e.g. Vice President, Total Rewards) will oversee and grant the exception subject to approval of the Chief Human Resources Officer.

Without the necessary approvals, no exceptions may be made to the existing HR policy nor granted to specific individuals. Any other exception would be classified as unauthorized and would be considered a policy violation. Where a policy exception is made without the appropriate approvals corrective action, up to and including termination may be taken against the associate(s) who authorized the exception.

Conduent Ethics Helpline – Contact our Ethics Helpline if you have questions or concerns about potential unethical conduct: www.conduent.com/ethicshelpline

Revision History

Date	Description
8/1/2018	Replacing Executive Salary Continuance Policy
12/1/2021	Policy update
5/22/2022	Update policy
2/18/25	Update policy